Exhibit 12B
                                                                     Page 1 of 2


             JERSEY CENTRAL POWER & LIGHT COMPANY AND SUBSIDIARY COMPANY
        STATEMENTS SHOWING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                   AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES
         AND PREFERRED STOCK DIVIDENDS BASED ON SEC REGULATION S-K, ITEM 503
                                 (In Thousands)
                                    UNAUDITED


                                                       Nine Months Ended
                                                  -----------------------------
                                                  September 30,   September 30,
                                                      1998            1997
                                                      ----            ----


OPERATING REVENUES                                 $1,598,853      $1,591,569
                                                    ---------       ---------

OPERATING EXPENSES                                  1,218,704       1,250,453
  Interest portion of rentals (A)                       7,573           8,039
                                                    ---------       ---------
      Net expense                                   1,211,131       1,242,414
                                                    ---------       ---------

OTHER INCOME:
  Allowance for funds used
    during construction                                 1,988           1,823
  Other income, net                                     7,232           2,122
                                                    ---------       ---------
      Total other income                                9,220           3,945
                                                    ---------       ---------

EARNINGS AVAILABLE FOR FIXED CHARGES
  AND PREFERRED STOCK DIVIDENDS (excluding
  taxes based on income)                           $  396,942      $  353,100
                                                    =========       =========

FIXED CHARGES:
  Interest on funded indebtedness                  $   65,455      $   67,779
  Other interest (B)                                   16,670          19,705
  Interest portion of rentals (A)                       7,573           8,039
                                                    ---------       ---------
      Total fixed charges                          $   89,698      $   95,523
                                                    =========       =========

RATIO OF EARNINGS TO FIXED CHARGES                       4.43            3.70
                                                         ====            ====

Preferred stock dividend requirement               $    7,633      $    8,638
Ratio of income before provision for
  income taxes to net income (C)                        166.3%          150.7%
                                                    ---------       ---------
Preferred stock dividend requirement
  on a pretax basis                                    12,694          13,017
Fixed charges, as above                                89,698          95,523
                                                    ---------       ---------
      Total fixed charges and
        preferred stock dividends                  $  102,392      $  108,540
                                                    =========       =========

RATIO OF EARNINGS TO COMBINED FIXED CHARGES
  AND PREFERRED STOCK DIVIDENDS                          3.88            3.25
                                                         ====            ====

                                                                     Exhibit 12B
                                                                     Page 2 of 2


             JERSEY CENTRAL POWER & LIGHT COMPANY AND SUBSIDIARY COMPANY
        STATEMENTS SHOWING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                   AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES
         AND PREFERRED STOCK DIVIDENDS BASED ON SEC REGULATION S-K, ITEM 503
                                 (In Thousands)
                                    UNAUDITED




---------------------

NOTES:

(A) JCP&L has included the equivalent of the interest portion of all rentals charged to income as fixed charges for this statement and has excluded such components from Operating Expenses.

(B) Includes amount for company-obligated mandatorily redeemable preferred securities of $8,025 for the nine month periods ended September 30, 1998 and 1997, respectively.

(C) Represents income before provision for income taxes of $307,244 and $257,577 for the nine month periods ended September 30, 1998 and 1997, respectively, divided by net income of $184,708 and $170,867, respectively for the same periods.